Exhibit 10.17

OMNICOM GROUP INC.
OMNICOM MANAGEMENT INC.
RESTRICTED STOCK
DEFERRED COMPENSATION PLAN

Section 1. Purpose and Administration.

        (a) Purpose. The purpose of this Restricted Stock Deferred Compensation Plan (the “Plan”) is to assist a select group of key employees of Omnicom Group Inc. (“OGI”) and Omnicom Management Inc. (together, “Omnicom”) in their financial planning by providing a means for the deferral of some or all of their awards of shares of restricted stock of OGI (“Restricted Stock”). It is anticipated that the Plan will aid in attracting and retaining key management employees required for the continued growth and profitability of Omnicom.

        (b) Administration. The Plan shall be administered by the Restricted Stock Deferred Compensation Plan Committee (the “Committee”) consisting of the Chief Financial Officer of OGI (the “CFO”) and such other members (if any) appointed by the CFO. Members of the Committee shall serve at the pleasure of the CFO. Vacancies occurring in the membership of the Committee shall be filled by appointment of the CFO. The Committee shall maintain written minutes of its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members, shall be acts of the Committee.

        (c) Powers/Duties/Liabilities and of the Committee. The Committee shall implement the Plan, and may adopt rules and regulations in furtherance thereof which are not inconsistent with any express provisions of the Plan. The Committee shall construe and interpret the Plan and any rules or regulations it has adopted, and make such determinations (including without limitation determinations of fact) as it determines are necessary or advisable for the administration of the Plan. The interpretations and determinations of the Committee shall be binding and conclusive. The Committee may amend the Plan in its discretion. A member of the Committee who is a Participant (as hereinafter defined) may not vote or take any other action on any question or matter relating solely to himself or herself (as opposed to questions or matters affecting Participants in general). No member of the Committee shall be liable for any action taken or omitted in connection with the administration of the Plan unless attributable to such member’s willful misconduct that results in a material breach of this Plan.

Section 2. Participation.

        (a) Eligible Employees. On or before December 31st of each calendar year during the term of this Plan, the Committee shall designate the key employees of Omnicom who are eligible to participate in the Plan by giving each such employee oral or written notice of eligibility.

        (b) Deferral Elections. Each eligible employee may participate in the Plan by furnishing the Committee, on or before December 31 of the year, with an election (a “Deferral Election”) signed by the employee, pursuant to which the employee elects to relinquish some or all of the shares of Restricted Stock in which the employee may vest during the one-year vesting period beginning in the following the calendar year. An eligible employee who signs and returns a Deferral Election to the Committee shall become a “Participant” in the Plan. A Participant’s Deferral Election with respect to a calendar year shall be irrevocable.

        (c) Initial Deferral Election. Notwithstanding Section 2(b) hereof, an employee who is first notified of his eligibility to participate in the Plan may elect on or before December 31st of the year in which he is so notified to relinquish some or all of his shares of Restricted Stock that may otherwise vest during the next calendar year.

        (d) Return of Escrowed Shares. Shares of Restricted Stock that are covered by a Deferral Election shall constitute “Deferred Shares”. The Committee shall notify the Escrow Agent (as defined in the Restricted Stock Award Agreement) of a Participant’s Deferral Election and shall instruct the Escrow Agent to return to OGI the Deferred Shares covered by the Deferral Election no later than 30 calendar days prior to the date the Deferred Shares would otherwise have vested in the absence of the Deferral Election. Each Participant’s participation in the Plan shall be conditioned upon the Participant’s execution of such transfer documents as the Committee determines may be necessary or appropriate to cause the Deferred Shares to be transferred to OGI.

Section 3. Plan Accounts.

        (a) Plan Accounts. The Committee shall establish an account on the books of OGI (a “Plan Account”) for each Participant who furnishes a Deferral Election and shall credit the Participant’s Plan Account with a number of Deferred Shares equal to the number of shares of Restricted Stock that would have vested in the absence of the Participant’s Deferral Election. The Committee shall also establish, to the extent necessary, separate subaccounts of a Participant’s Plan Account to reflect the Participant’s Deferral Election for different calendar years. The Committee shall debit the Plan Account of a Participant each time a distribution is made to the Participant from his Plan Account.

        (b) Distributions: Adjustments.

(1) Cash Distributions. Omnicom shall pay to each Participant an amount equal to the cash dividends that would have been paid on the shares of Restricted Stock in the absence of the Participant’s Deferral Election. Such amounts shall be paid at the time cash dividends are paid on the common stock of OGI (“Omnicom Stock”).

(2) Changes in Capitalization. If any change shall occur in or affect shares of Omnicom Stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, distribution to holders of shares of Omnicom Stock (other than cash dividends) or such similar event (as determined by the Committee in its discretion), the Committee may make such adjustments, if any, that it deems necessary or equitable in each Participant’s Plan Account in order to prevent the dilution or enlargement of the Participant’s benefits under the Plan.

        (c) Statements. As soon as practicable following the close of a calendar year, the Committee shall furnish to each Participant having a Plan Account a statement setting forth the number of Deferred Shares in his or her Plan Account at the close of such calendar year.

        (d) Nature of Omnicom’s Obligations/Participant’s Rights. Omnicom’s liability to pay the amount in a Participant’s Plan Account shall be reflected in its books of account as a general, unsecured and unfunded obligation, and the rights of a Participant or his or her designated beneficiary to receive payments from Omnicom under the Plan are solely those of a general, unsecured creditor. Omnicom shall not be required to segregate any of its assets in respect to its obligations hereunder, and a Participant or designated beneficiary shall not have any interest whatsoever, vested or contingent, in any properties or assets of Omnicom. Without limiting the generality or effect of the foregoing, a Participant shall have no voting rights with respect to Deferred Shares.

        (e) No Trust. Nothing contained in the Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between (i) Omnicom and the Committee (or any member thereof) and (ii) the Participant, his or her designated beneficiary or any other person.

        (f) Optional Trust. The Committee, at any time, may authorize the establishment of a trust for the benefit of the Participants, the assets of which are always subject to the claims of general creditors of Omnicom and containing such other terms and conditions as the Committee shall approve. If such a trust is established, then all Deferred Shares shall be delivered by Omnicom to the trust.

        (g) Vesting. The number of Deferred Shares in a Participant’s Plan Account shall be vested and nonforfeitable on the same date that the corresponding shares of Restricted Stock would have vested.

Section 4. Distributions in Respect of Plan Accounts.

        (a) Scheduled Distributions. Distributions in respect of a Participant’s Plan Account shall be made in accordance with the distribution option elected by such Participant in the Deferral Election. A separate distribution option election shall apply to each Deferral Election. Subject to Section 4(b), the distribution options available under the Plan are as follows:

(1) Termination of Employment. Distribution in shares of Omnicom Stock no later than January of the year following the Participant’s cessation of full-time employment with Omnicom (including for purposes of this Section 4 any subsidiary which is properly includible in the consolidated financial statements of Omnicom).

(2) Date Certain. Distribution in shares of Omnicom Stock on the date fixed by the Participant in the Deferral Election (or in any Rollover Election as provided in Section 4(d) below), provided that such date must be at least two years after the date on which the Deferred Shares would vest pursuant to the Restricted Stock Award Agreement.

        (b) Accelerated Distributions.

(1) Death of Participant. If a Participant dies, the amount of the then-current balance credited to his or her Plan Account shall be distributed in Omnicom Stock as soon as practicable to the designated beneficiary of the Participant, or if there is no designated beneficiary or such beneficiary does not survive the Participant, such distribution shall be made to the estate of the Participant.

(2) Financial Emergency. If a Participant encounters a severe and unforeseeable financial emergency, the Committee may authorize prompt distribution to the Participant of such portion of the amount in the Plan Account of the Participant as is required to meet the immediate financial need created by the emergency. For purposes hereof, financial emergency shall include a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or a dependent, the loss of the Participant’s property due to casualty or any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case as determined by the Committee. Distribution of the Participant’s Plan Account will not be made to the extent that any such hardship may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship) or by cessation or deferrals under the Plan. To apply for an accelerated payment by reason of financial emergency as aforesaid, the Participant shall furnish the Committee, in writing and in reasonable detail, with the relevant facts and information, and the determination of the Committee as to whether a payment is warranted under this provision and the amount of any such payment shall be binding and conclusive.

(3) Change in Control. If there is a Change in Control (as defined below) of OGI, then the amount of each Participant’s Plan Account shall be paid immediately to such Participant. For purposes of the Plan, (A) “Change in Control” means that (i) (x) OGI shall have entered into a definitive agreement providing for a merger, consolidation, sale of assets or stock, recapitalization or other business combination transaction (any such transaction, a “Business Combination” and by any such agreement, a “Business Combination Agreement”) and (y) the Business Combination is completed and a Board Change occurs within six months of such completion or is provided for in the Business Combination Agreement, (ii) a person (as that term is used in Section 13(d)(3) of the Securities Act of 1934, as amended), acquires a majority of OGI’s common stock, or (iii) a Board change occurs pursuant to a proxy contest that was opposed by the Board of Directors of OGI (the “OGI Board”) at the time of the first public announcement of the proxy contest, (B) “Board Change” means that, in any 12-month period, persons who constituted a majority of the members of the OGI Board cease for any reason to so constitute such a majority; provided, however, that (i) if pursuant to the Business Combination Agreement one-half but not a majority of the OGI Board are to be persons who were members of the OGI Board immediately prior to OGI’s execution of a Business Combination Agreement, a “Board Change” will not be deemed to have occurred for purposes of this Agreement if, at the time of approval of the Business Combination Agreement, the Committee determines that the transactions provided for in the Business Combination Agreement are not of a type that should make this Section

4(b)(3) operative, and (ii) in determining whether a change constitutes a “Board Change” for purposes of this Plan, changes resulting from the death, incapacity, retirement or resignation of a particular person as a director will be disregarded if such director’s successor is elected solely by persons who were directors of OGI immediately prior to the beginning of the 12-month period, or their successors as herein contemplated, and (C) any determination by the Committee on whether or not an event constitutes a “Change in Control” or “Board Change” for purposes of this Plan will be conclusive.

        (c) Designation of Beneficiary. A Participant shall have the right to designate a beneficiary for the purposes of receiving an accelerated distribution as provided in Section 4(b)(1) above at any time by furnishing the Committee with a Beneficiary Designation Form. A Participant may change or revoke a beneficiary designation at any time and from time to time by furnishing a revised Beneficiary Designation Form to the Committee.

        (d) Rollover Elections. A Participant may file an additional Deferral Election (a “Rollover Election”) with respect to any Deferred Shares for which a distribution option under Section 4(a)(2) has previously been elected, provided that (1) such Rollover Election is filed at least 12 months before the date specified in the prior Deferral Election and (2) such Rollover Election specifies a Distribution date at least 24 months later than the distribution date specified in the prior Deferral Election.

Section 5. Miscellaneous Provisions.

        (a) No Assignment. The rights and interests of the Participants under the Plan may not be anticipated, assigned, transferred, pledged or encumbered, except upon death by virtue of the law of descent and distribution. Any attempt by the Participant so to anticipate, assign, transfer, pledge or encumber purported rights and interest shall be null and void.

        (b) No Employment Contract/Bonus Commitment. The Plan does not constitute an employment contract between Omnicom and the Participant. Neither the Plan nor the accrual of Deferred Shares hereunder shall constitute an undertaking, express or implied, giving the Participant the right to remain in the employ of Omnicom or interfere with the right of Omnicom to terminate the Participant’s employment, nor giving the right to require the Participant to remain in its employ or to interfere with the Participant’s right to terminate employment. Participation in the Plan does not confer upon a Participant the right to receive a Restricted Stock award from Omnicom in any year.

        (c) Entire Plan. The Plan, together with the Deferral Election Form and Beneficiary Designation Form, constitutes the entire understanding and agreement between the Participant and Omnicom in respect of the subject matter hereof, and neither party has relied on any representations of the other party except as expressly set forth herein.

        (d) Binding Effect. This Plan shall be binding upon and inure to the benefit of (i) Omnicom, its successors and assigns by merger, consolidation, purchase or otherwise, and (ii) the Participant and the heirs, executors, administrators and legal representatives of such Participant.

        (e) Withholding of Taxes. Omnicom shall have the right to deduct and withhold from any distribution under the Plan any amount required by law to be withheld with respect to federal, state or local income or other taxes incurred by reason of such payment. To the extent that any amount of tax is required to be withheld and paid over to any taxing authority in connection with any deferral hereunder prior to distribution of such amount, Omnicom may reduce the Participant’s Plan Account by the amount of such tax.

        (f) Amendment and Termination. OGI at any time and from time to time, may amend, modify, suspend, reinstate or terminate this Plan in whole or in part in such respects as it may deem advisable; provided, however, that no such amendment, modification, suspension, reinstatement or termination shall adversely affect the rights of a Participant with respect to the amount then credited to the Plan Account of such Participant. This Plan will terminate, all elections hereunder will be deemed automatically revoked and Deferred Shares hereunder will be automatically distributed unless this Plan is approved by the OGI Board or an authorized committee thereof on or prior to April 1, 1998.

        (g) Governing Law. The Plan is intended to qualify as an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), The Plan shall be governed by ERISA and, to the extent ERISA for any reason does not apply, shall be construed and interpreted in accordance with the laws of the State of New York, including without limitation, the New York statute of limitations, but without giving effect to the principles of conflict of laws of such State.

        (h) Expenses of the Plan. All expenses of administering the Plan shall be borne by Omnicom.

        (i) Notice. Any notice in connection with the Plan shall be in writing and shall be delivered in person or by certified mail, return receipt requested. Any notice given by certified mail shall be deemed to have been given upon the date of delivery indicated on the certified mail return receipt, if correctly addressed.

        (j) Effective Date and Term. The Plan shall be effective as of December 1, 1998, and subject to Section 5(f) shall continue in effect until terminated by OGI.